Exhibit 99.1

Xtant Medical Reports Third Quarter 2017 Financial Results

Company restructuring efforts continue to gain traction towards profitability

Third Quarter 2017 Highlights

•	Reported third quarter 2017 revenue of $19.8 million compared to $23.1 million reported during the third quarter of 2016

•	Operating Expenses decreased 17% to $14.9 million, compared to $17.9 million reported during the third quarter of 2016

•	Third quarter 2017 EBITDA of $1.4 million compared to $0.7 million reported during the third quarter of 2016

•	Company management to host conference call at 9:00 AM Eastern Time November 22, 2017

BELGRADE, Mont., November 21, 2017 (GLOBE NEWSWIRE) -- Xtant™ Medical Holdings, Inc. (NYSE American: XTNT), a leader in the development of regenerative medicine products and medical devices, today reported its financial results for the quarter ended September 30th, 2017. The Company reported Third Quarter 2017 revenue of approximately $19.8 million and EBITDA of approximately $1.4 million for the period.

Revenue
Consolidated third quarter 2017 revenue was approximately $19.8 million, compared to revenue of approximately $23.1 million for the same period of 2016.  The decrease in revenue is due to the company's continued efforts to reduce underperforming sales channels and unprofitable distributor agreements resulting in a decrease of fixation revenue offset by an increase in biologics revenue.

"As we transition the business, our focus will be on profitable revenue growth", said Carl O' Connell, Chief Executive Officer of Xtant Medical. "We continue to rationalize sales that are not profitable to the business and removing expenses that are not yielding returns.  Although our revenues were lower during the period, true operating leverage in the business is beginning to take shape. Once we have completed our restructuring efforts, we will be well positioned to grow revenues and profitability."

Gross Profit
Consolidated gross profit for the third quarter of 2017 was approximately $11.4 million or 57.5% of revenues, compared to gross profit of approximately $16.0 million or 69.2% of revenues for the third quarter of 2016.   The decrease in gross profit is due to a shift in product mix to biologics which has a lower margin than fixation products.  In addition, inventory and surgical instruments reserves were increased $1.1 million in the third quarter of 2017 over the prior year based on current estimates of missing or damaged parts, primarily on consignment.  Gross margin was also impacted by a one-time adjustment of $900,000 in inventory and surgical instrument reserves related to litigation with a distributor.

General and Administrative Expenses
In the third quarter of 2017, consolidated general and administrative expenses decreased to $3.3 million, compared to general and administrative expenses of $3.8 million for the same period during the prior year. As a percentage of revenues, general and administrative expenses were 16.8% during the period, compared to 16.3% for the same period of 2016. The reduction in expenses is primarily due to lower personnel expense and occupancy costs of $1.9 million as a result of restructuring efforts, offset by an increase of $1.1 million in other administrative costs such as legal fees, insurance, bad debts, and finance costs.  In addition, the Company took a one time write-off of $400,000 related to litigation with a distributor.

Sales and Marketing Expenses
Consolidated third quarter 2017 sales and marketing expenses decreased to $8.9 million, compared to sales and marketing expenses of $11.2 million during the same period in 2016. For the quarter, sales and marketing as a percentage of revenues decreased to 45.0% compared to 48.7% in the third quarter of 2016.  Changes made to the commission rate structure for sales distributors, a reduction of $1.6 million over the third quarter of 2016, coupled with a reduction in sales and marketing personnel of $1.0 million, offset by an increase in other net marketing expenses of $300,000, resulted in lower sales and marketing expense in the quarter.

Separation Expenses
One-time separation related expenses were $800,000 for the quarter ended September 30, 2017.  The reduction in personnel related to restructuring the Company for profitable operations, and is a key factor in the reduction of operating expenses for the third quarter and year to date.

Net Income / Loss
Third quarter 2017 consolidated net loss increased to ($8.5) million, compared to a net loss of ($4.9) million reported during the year-ago period. Third quarter 2017 consolidated loss per share was ($0.47), compared to a loss per share of ($0.40) in the third quarter of 2016.

EBITDA
The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income/loss from operations before depreciation, amortization, impairment charges, non-recurring expenses and non-cash stock-based compensation. Consolidated EBITDA for the third quarter of 2017 was approximately $1.4 million compared to $0.7 million for the same period during 2016 after the net income loss adjustment of $3.8 million in interest expense which increased 20.4%, $1.3 million in one-time total litigation reserves, $1.1 million increase in other expenses, representing restructuring costs consisting primarily of legal and professional fees, and the adjustment of $0.8 million of separation-related expenses related to the restructuring.

Recent Filings
On November 20, 2017, the Company filed a Form 8-K disclosing a restatement of its financial statements included in the Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.  This restatement resulted in a decline in net income in the quarter ended March 31, 2017 of $0.6 million related to accumulated depreciation of property and equipment.

Financial Liquidity and Outstanding Debt
At September 30, 2017, the Company had $2.1 million of cash and cash equivalents; $13.9 million of net accounts receivable and $24.8 million of inventory plus approximately $2.1 million of funds available to draw down on its delayed draw term loan.

 The Company reduced its accounts payable from $11.1 million at December 31, 2016, to $7.7 million as of September 30, 2017. Accrued liabilities of $13.4 million at September 30th, rose from $9.0 million at December 31, 2016 primarily due to the accumulation of accrued interest on long-term debt, the payment of which has been delayed as noted in recent amendments of the Company’s long-term debt agreements.

The Company's long-term debt agreement includes a minimum revenue covenant requiring the Company to achieve minimum revenue benchmarks on a calendar quarter basis. A waiver was obtained from the lenders for not achieving the minimum revenue covenant for the third quarter ended September 30, 2017. The minimum revenue covenant is $27.5 million for the fourth quarter ended December 31, 2017. The Company does not anticipate achieving this minimum revenue covenant and it is not assured the lenders will provide a waiver of this anticipated covenant violation at this future date. The Company has classified this debt as a current liability in its September 30, 2017 balance sheet.

Conference Call to be Held November 22, 2017
An accompanying listen-only conference call will be hosted by Carl O'Connell, Chief Executive Officer, and Laura Kendall, interim Chief Financial Officer, to discuss the results. The call will be held at 9:00 AM ET, on November 22, 2017. Please refer to the information below for conference call dial-in information and webcast registration.

Conference date: November 22, 2017, 9:00 AM ET
Conference dial-in: 877-269-7756
International dial-in: 201-689-7817
Conference Call Name: Xtant Medical's Third Quarter 2017 Results Call
Webcast Registration: Click Here
Following the live call, a replay will be available on the Company's website, www.xtantmedical.com, under "Investor Info."

About Xtant™ Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (NYSE American: XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others:  the ability to comply with covenants in the Company’s senior credit facility and to make deferred interest payments; the ability to maintain sufficient liquidity to fund operations; the ability to remain listed on the NYSE American; the ability to obtain financing on reasonable terms; the ability to increase revenue; the ability to continue as a going concern; the ability to maintain sufficient liquidity to fund operations; the ability to achieve expected results; the ability to remain competitive; government regulations; the ability to innovate and develop new products; the ability to obtain donor cadavers for products; the ability to engage and retain qualified technical personnel and members of the Company’s management team; the availability of Company facilities; government and third-party coverage and reimbursement for Company products; the ability to obtain regulatory approvals; the ability to successfully integrate recent and future business combinations or acquisitions; the ability to use net operating loss carry-forwards to offset future taxable income; the ability to deduct all or a portion of the interest payments on the notes for U.S. federal income tax purposes; the ability to service Company debt; product liability claims and other litigation to which we may be subjected; product recalls and defects; timing and results of clinical studies; the ability to obtain and protect Company intellectual property and proprietary rights; infringement and ownership of intellectual property; the ability to remain accredited with the American Association of Tissue Banks; influence by Company management; the ability to pay dividends; and the ability to issue preferred stock; and other factors.

Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Contact:
CG CAPITAL
877.889.1972
investorrelations@cg.capital
cg.capital

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	September 30,	As of
	2017	December 31,
	(unaudited)	2016
ASSETS
Current Assets:
Cash and cash equivalents	$2,069,088	$2,578,267
Trade accounts receivable, net of allowance for doubtful accounts of $2,109,155 and $1,653,385 respectively	13,909,090	18,991,872
Current inventories, net	24,038,913	26,266,457
Prepaid and other current assets	664,581	1,149,615
Total current assets	40,681,672	48,986,211

Non-current inventories, net	717,817	971,854
Property and equipment, net	11,450,837	15,840,730
Goodwill	41,534,626	41,534,626
Intangible assets, net	32,548,102	35,940,810
Other assets	1,523,430	827,374

Total Assets	$128,456,484	$144,101,605

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$7,350,313	$10,471,944
Accounts payable - related party (note 13)	344,150	640,442
Revolving line of credit	-	10,448,283
Accrued liabilities	13,425,741	8,982,187
Warrant derivative liability	196,929	333,613
Current portion of capital lease obligations	319,095	244,847
Debt, less issuance costs	65,609,693	-
Total current liabilities	87,245,921	31,121,316

Long-term Liabilities:
Capital lease obligation, less current portion	658,011	832,152
Long-term convertible debt, less issuance costs	70,781,212	68,937,247
Long-term debt, less issuance costs	-	50,284,187
Total Liabilities	158,685,144	151,174,902

Commitments and Contingencies (note 10)
Stockholders’ Deficit:
Preferred stock, $0.000001 par value; 5,000,000 shares authorized; no shares issued and Outstanding	-	-
Common stock, $0.000001 par value; 95,000,000 shares authorized; 18,173,007 shares issued and outstanding as of September 30, 2017 and 17,249,315 shares issued and outstanding as of December 31, 2016	18	17
Additional paid-in capital	86,297,517	85,461,210
Accumulated deficit	(116,526,195)	(92,534,524)
Total Stockholders’ Deficit	(30,228,660)	(7,073,297)

Total Liabilities & Stockholders’ Deficit	$128,456,484	$144,101,605

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue
Orthopedic product sales	$19,618,192	$22,907,717	$62,985,537	$65,025,908
Other revenue	170,891	186,423	294,375	505,971
Total Revenue	19,789,083	23,094,140	63,279,912	65,531,879

Cost of sales	8,416,239	7,114,041	23,472,107	20,749,381

Gross Profit	11,372,844	15,980,099	39,807,805	44,782,498

Operating Expenses
General and administrative	3,330,230	3,773,236	11,985,041	11,216,112
Sales and marketing	8,903,777	11,242,820	31,037,878	32,115,763
Research and development	504,227	928,930	1,842,907	2,612,402
Depreciation and amortization	1,353,997	1,265,490	4,104,565	3,690,519
Acquisition and integration related expenses	-	517,083	-	1,269,613
Separation related expenses	791,538	-	1,396,457	-
Non-cash consulting expense	(20,000)	156,129	216,581	266,721
Total Operating Expenses	14,863,769	17,883,688	50,583,429	51,171,130

Loss from Operations	(3,490,925)	(1,903,589)	(10,775,624)	(6,388,632)

Other Income (Expense)
Interest expense	(3,809,771)	(3,163,534)	(10,538,422)	(8,974,895)
Change in warrant derivative liability	(19,549)	220,409	136,684	716,738
Other income (expense)	(1,194,041)	(51,350)	(2,814,309)	(309,924)

Total Other Income (Expense)	(5,023,361)	(2,994,475)	(13,216,047)	(8,568,081)

Net Loss from Operations	$(8,514,286)	$(4,898,064)	$(23,991,671)	$(14,956,713)

Net loss per share:
Basic	$(0.47)	$(0.40)	$(1.33)	$(1.24)
Dilutive	$(0.47)	$(0.40)	$(1.33)	$(1.24)

Shares used in the computation:
Basic	18,169,511	12,193,970	18,065,911	12,064,782
Dilutive	18,169,511	12,193,970	18,065,911	12,064,782

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating activities:
Net loss	$(23,991,671)	$(14,956,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,432,544	5,551,854
Non-cash interest	9,966,139	4,477,148
Loss on impairment and disposal of fixed assets	1,909,385	-
Non-cash consulting expense/stock option expense	592,888	522,987
(Gain) loss on sale of fixed assets	-	(14,149)
Provision for losses on accounts receivable and inventory	1,710,746	898,285
Change in derivative warrant liability	(136,684)	(716,738)
Changes in operating assets and liabilities:
Accounts receivable	4,135,353	(859,026)
Inventories	1,718,264	(3,958,050)
Prepaid and other assets	(211,022)	(1,482,561)
Accounts payable	(3,417,923)	3,155,962
Accrued liabilities	(896,788)	(3,813,998)
Net cash used by operating activities	(1,188,769)	(11,194,999)

Investing activities:
Purchases of property and equipment and intangible assets	(1,455,845)	(5,566,569)
Proceeds from sale of fixed assets	-	16,400
Net cash used by investing activities	(1,455,845)	(5,550,169)

Financing activities:
Proceeds from long-term debt	12,787,094	-
Payments on capital leases	(203,376)	(80,071)
Proceeds from the issuance of long-term debt	-	1,000,000
Proceeds from the issuance of convertible debt	-	2,212,718
Proceeds from revolving line of credit	-	8,353,113
Payments on revolving line of credit	(10,448,283)	-
Net proceeds from issuance of stock	-	300,000
Net cash provided by financing activities	2,135,435	11,785,760

Net change in cash and cash equivalents	(509,179)	(4,959,408)

Cash and cash equivalents at beginning of period	2,578,267	6,368,016
Cash and cash equivalents at end of period	$2,069,088	$1,408,608

XTANT MEDICAL HOLDINGS, INC.
Calculation of Consolidated EBITDA for the Periods Ended September 30, 2017 and 2016
(Unaudited)

	For the three months ended		For the nine months ended
	2017	2016	2017	2016
Net Loss	(8,514,286)	(4,898,064)	(23,991,671)	(14,956,713)

Tax (Benefit) Provision	-	-	-	-
Other (Income) Expense	1,194,041	51,350	2,814,309	309,924
Change in warrant derivative liability	19,549	(220,409)	(136,684)	(716,738)
Interest expense	3,809,771	3,163,533	10,538,422	8,974,895
Separation related expenses	791,537	-	1,396,457	-
Acquisition and Integration related expenses	-	517,083	-	1,269,613
Non-Cash Compensation	(20,000)	156,129	216,581	266,721
Litigation Reserve	1,342,049	-	1,342,049	-
Depreciation, Amortization & Asset Impairment	2,797,118	1,902,490	7,036,559	5,551,852
EBITDA Gain (Loss)	1,419,779	672,112	(783,978)	699,554